EXHIBIT 5.2

FERGUSON                   Financial
& COMPANY                  Institution
                           Consulting


Suite 550
122 W. John Carpenter Frwy                           June 11, 1997
Irving, Texas 75039
(972) 869-1177
(972) 869-2743 Fax

Board of Directors
Workingmens Savings Bank, FSB
807 Middle Street
Pittsburgh, Pennsylvania 15212

                     Plan of Conversion, Subscription Rights
                     ---------------------------------------

Dear Directors:

     Terms used in this letter not otherwise defined herein have the same meanings for such terms in the Plan of Conversion adopted by the Board of Directors of Workingmens Savings Bank, FASB ("Workingmens" or the "Bank"), under which the Bank will convert from a mutual savings bank to a stock savings bank and issue all of the Bank's stock to WSB Holding Company (the "Holding Company"). Simultaneously, the Holding Company will issue shares of common stock.

     We understand that in accordance with the Plan of Conversion, Subscription Rights to purchase shares of Common Stock in the Holding Company are to be issued to (1) Eligible Account Holders, (2) The Bank's tax qualified employee plans, (3) Supplemental Eligible Account Holders, and (4) Other Members. Based solely upon our observation that the Subscription Rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal laws or the position of the Internal Revenue Service with respect to such issue, we are of the belief that:

     (1)  the Subscription Rights will have no ascertainable market value; and

     (2) the price at which the Subscription Rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

     Changes in the local and national economy, the legislative and regulatory environment, the stock market, interests rates and other external forces (e.g., natural disasters or significant global events) occur from time to time and may materially affect the value of thrift stocks as a whole or the Holding Company's value. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the Conversion will thereafter be able to sell such shares at the same price paid in the Subscription Offering.

                                            Sincerely,



                                            /s/Robin L. Fussel
                                            Robin L. Fussell
                                            Principal